EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
03/08/13	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791

McDONALD’S GLOBAL COMPARABLE SALES DECREASE 1.5% IN FEBRUARY

OAK BROOK, IL – McDonald’s Corporation's February comparable sales results were as follows:

●	Global comparable sales decreased 1.5% reflecting a negative calendar shift as February 2012 included an extra day due to leap year
●	Excluding this negative calendar shift of 3.2 percentage points, global comparable sales were up 1.7%
●	US decreased 3.3%; flat excluding the segment's calendar shift
●	Europe decreased 0.5%; increased 2.7% excluding the segment's calendar shift
●	Asia/Pacific, Middle East and Africa (APMEA) decreased 1.6%; up 1.5% excluding the segment's calendar shift

“McDonald’s continues to deliver what customers want – quality menu choices at everyday affordable prices,” said McDonald’s President and Chief Executive Officer Don Thompson.  “While February’s results reflect difficult prior year comparisons, we remain confident in the fundamental strength of McDonald’s business.  We have the operating experience to manage through the current challenging environment and the right strategies in place to grow the business for the long term.”

In the U.S., February comparable sales decreased 3.3%, reflecting the negative calendar shift due to leap year.  Excluding this impact, comparable sales in the U.S. were flat against robust prior year performance. The recent addition of the Grilled Onion Cheddar burger and the Hot ‘n Spicy McChicken to McDonald’s value line-up, the popularity of classic core favorites including Filet-O-Fish, and the limited-time Fish McBites offer supported the month’s results.

In Europe, comparable sales decreased 0.5%.  Excluding the negative calendar shift due to leap year, comparable sales increased 2.7% led by performance in the U.K. and Russia.  Europe’s priority remains building guest traffic by focusing on unique premium menu offerings, compelling value and the expansion of Europe’s breakfast and restaurant operating hours.

In APMEA, February’s comparable sales decreased 1.6%, reflecting the negative calendar shift due to leap year.  Excluding this impact, the segment’s comparable sales were up 1.5% as ongoing weakness in Japan was more than offset by positive results in China and Australia.  The segment's February results also benefited from the shift in timing of Chinese New Year.
    Systemwide sales for the month decreased 0.9% and increased 1.1% in constant currencies.

Percent Increase/ (Decrease)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended February 28,	2013	2012	Reported	Currency
McDonald’s Corporation	(1.5)	7.5	(0.9)	1.1
Major Segments:
U.S.	(3.3)	11.1	(2.3)	(2.3)
Europe	(0.5)	4.0	2.6	2.2
APMEA	(1.6)	2.4	(2.9)	3.3

Year-To-Date February 28,
McDonald’s Corporation	(1.7)	7.1	(0.3)	0.9
Major Segments:
U.S.	(1.2)	9.5	(0.2)	(0.2)
Europe	(1.3)	4.0	3.3	1.4
APMEA	(5.8)	5.0	(6.0)	(1.2)

Definitions
●
Comparable sales represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation.  Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

●
The number of weekdays and weekend days can impact our reported comparable sales. In February 2013, this calendar shift/trading day adjustment consisted of one less trading day (a Wednesday) compared with February 2012 due to 2012 being a leap year. The resulting adjustment varied by area of the world, ranging from approximately -3.3% to -3.0%. In addition, the timing of holidays can impact comparable sales.

●
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

●
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

Upcoming Communications
     Don Thompson, President and Chief Executive Officer, and Pete Bensen, Executive Vice President and Chief Financial Officer, will speak at 8:00 a.m. (Eastern Time) at the UBS Global Consumer Conference in Boston on March 13, 2013.  This discussion will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
     McDonald’s tentatively plans to release first quarter results before the market opens on April 19, 2013 and will host an investor webcast.  This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

     McDonald’s is the world’s leading global foodservice retailer with more than 34,000 locations serving more than 69 million customers in 119 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women.

Forward-Looking Statements
     This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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